A special meeting of the fund's shareholders was held on September 16, 2009. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	306,198,252.46	94.460
Withheld	17,957,147.60	5.540
TOTAL	324,155,400.06	100.000
Albert R. Gamper, Jr.
Affirmative	305,886,389.01	94.364
Withheld	18,269,011.05	5.636
TOTAL	324,155,400.06	100.000
Abigail P. Johnson
Affirmative	305,421,509.54	94.221
Withheld	18,733,890.52	5.779
TOTAL	324,155,400.06	100.000
Arthur E. Johnson
Affirmative	306,033,909.39	94.410
Withheld	18,121,490.67	5.590
TOTAL	324,155,400.06	100.000
Michael E. Kenneally
Affirmative	306,713,632.52	94.619
Withheld	17,441,767.54	5.381
TOTAL	324,155,400.06	100.000
James H. Keyes
Affirmative	306,673,074.62	94.607
Withheld	17,482,325.44	5.393
TOTAL	324,155,400.06	100.000
Marie L. Knowles
Affirmative	306,297,939.04	94.491
Withheld	17,857,461.02	5.509
TOTAL	324,155,400.06	100.000
Kenneth L. Wolfe
Affirmative	304,994,123.82	94.089
Withheld	19,161,276.24	5.911
TOTAL	324,155,400.06	100.000
PROPOSAL 2
	# of Votes	% of Votes
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
Affirmative	257,051,900.19	79.299
Against	49,261,757.80	15.197
Abstain	14,842,212.44	4.579
Broker Non-Votes	2,999,529.63	0.925
TOTAL	324,155,400.06	100.000
A Denotes trust-wide proposal and voting results.